Exhibit 10.2

OMNIBUS AGREEMENT

This Omnibus Agreement (“Agreement”) is entered into on, and effective as of, the Closing Date, among Shell Pipeline Company LP, a Delaware limited partnership (“SPLC”), Shell Midstream Partners, L.P., a Delaware limited partnership (the “Partnership”), Shell Midstream Partners GP LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), Shell Midstream Operating LLC, a Delaware limited liability company (the “OLLC”), and, solely for purposes of Articles 4 and 5, Shell Oil Company, a Delaware corporation (“Shell”).

RECITALS

1. The Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article 2, with respect to certain indemnification obligations of the Parties to each other.

2. The Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article 3, with respect to the amount to be paid by the Partnership for the centralized general and administrative services to be performed by SPLC and its Affiliates (including the General Partner) for and on behalf of the Partnership Group.

3. The Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article 4, with respect to the granting of a trademark license from SPLC and its Affiliates to the Partnership Group.

In consideration of the premises and the covenants, conditions, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

Definitions

1.1 Definitions. As used in this Agreement (including the Recitals, which are incorporated herein for all purposes) the following terms shall have the meanings set forth below:

“Administrative Fee” is defined in Section 3.2(a).

“Affiliate” is defined in the Partnership Agreement.

“Bengal” means Bengal Pipeline Company LLC, a Delaware limited liability company.

“Business Day” means each calendar day other than a Saturday, Sunday or a day that is an official holiday in the State of Texas.

“Closing Date” means November 3, 2014.

“Colonial” means Colonial Pipeline Company, a Delaware and Virginia corporation.

“Confidential Information” means any proprietary or confidential information that is competitively sensitive material or otherwise of value to a Party or its Affiliates and not generally known to the public, including trade secrets, scientific or technical information, design, invention, process, procedure, formula, improvements, product planning information, marketing strategies, financial information, information regarding operations, consumer and/or customer relationships, consumer and/or customer identities and profiles, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of a Party or its Affiliates and the consumers, customers, clients and suppliers of any of the foregoing. Confidential Information includes such information as may be contained in or embodied by documents, substances, engineering and laboratory notebooks, reports, data, specifications, computer source code and object code, flow charts, databases, drawings, pilot plants or demonstration or operating facilities, diagrams, specifications, bills of material, equipment, prototypes and models, and any other tangible manifestation (including data in computer or other digital format) of the foregoing; provided, however, that Confidential Information does not include information that a receiving Party can show (A) has become available to the general public as part of the public domain without breach of this Agreement, (B) has been furnished or made known to the receiving Party without any obligation to keep it confidential by a third party under circumstances which are not known to the receiving Party to involve a breach of the third party’s obligations to a Party or its Affiliates or (C) was developed independently of information furnished or made available to the receiving Party in accordance with this Agreement.

“Contribution Agreement” means that certain Contribution, Assignment and Assumption Agreement, dated as of the Closing Date, among the General Partner, the Partnership, the OLLC and SPLC, together with the additional conveyance documents and instruments contemplated or referenced thereunder, as such may be amended, supplemented or restated from time to time.

“Covered Environmental Losses” is defined in Section 2.1(a).

“Covered Right-of-Way and Permits Losses” is defined in Section 2.2(a).

“Environmental Deductible” is defined in Section 2.5(b).

“Environmental Laws” means all federal, state, and local laws, statutes, rules, regulations, orders, judgments, ordinances, codes, injunctions, decrees, Environmental Permits and other legally enforceable requirements and rules of common law relating to pollution or protection of natural resources, wildlife and the environment or workplace health or safety including the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. §§9601 et seq., the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. §§6901 et seq., the Clean Air Act, as amended, 42 U.S.C. §§7401 et seq., the Energy Independence and Security Act, as amended, 42 U.S.C. §§17001 et seq., the Federal Water Pollution Control Act, as amended, 33 U.S.C. §§1251 et seq., the Toxic Substances Control Act, as amended, 15 U.S.C. §§2601 et seq., the Oil Pollution Act of 1990, 33 U.S.C. §§2701 et seq., the Safe Drinking Water Act of 1974, as amended, 42 U.S.C. §§300f et seq., the Hazardous Materials Transportation Act, as amended, 49 U.S.C. §§ 5101 et seq., the Pipeline Safety Improvement Act of 2002, 49 U.S.C. §§60101 et seq., the Endangered Species

Act, as amended, 16 U.S.C. § 1531 et seq. and other environmental conservation and protection laws and the Occupational Safety and Health Act of 1970, 29 U.S.C. §§ 651 et seq, and the regulations promulgated pursuant thereto, and any state or local counterparts, each as amended from time to time.

“Environmental Permit” means any permit, approval, identification number, license, registration, certification, consent, exemption, variance or other authorization required under or issued pursuant to any applicable Environmental Law, including applications for renewal of such permits in which the application allows for continued operation under the terms of an expired permit.

“Governmental Authority” means any federal, state, tribal, foreign or local governmental entity, authority, department, court or agency, including any political subdivision thereof, exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, and including any arbitrating body, commission or quasi-governmental authority or self-regulating organization of competent authority exercising or enlisted to exercise similar power or authority.

“Group Member” is defined in the Partnership Agreement.

“Hazardous Substance” means (a) any substance, whether solid, liquid, gaseous, semi-solid, or any combination thereof, that is designated, defined or classified as a hazardous waste, solid waste, hazardous material, pollutant, contaminant or toxic or hazardous substance, or terms of similar meaning, or that is otherwise regulated under any Environmental Law, including any hazardous substance as defined under the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, and including asbestos and lead-containing paints or coatings, and (b) petroleum, oil, gasoline, natural gas, fuel oil, motor oil, waste oil, diesel fuel, jet fuel, and other refined petroleum hydrocarbons.

“Indemnified Person” means the Person entitled to indemnification in accordance with Article 2.

“Indemnifying Party” means the Party from whom indemnification may be sought in accordance with Article 2.

“Interest Rate” means the lesser of (i) 2% over the one month London Interbank Offered Rate (LIBOR) prevailing during the period in question, and (ii) the maximum rate permitted by applicable law.

“Joint Venture Entities” means Zydeco, Mars, Bengal and Colonial.

“Limited Partner” is defined in the Partnership Agreement.

“Litigation Matters Deductible” is defined in Section 2.5(e).

“Losses” means any losses, damages, liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties, costs and expenses (including court costs and reasonable attorney’s and expert’s fees) of any and every kind or character, known or unknown, fixed or contingent.

“Mark Licensees” is defined in Section 4.3.

“Mars” means Mars Oil Pipeline Company, a Texas general partnership.

“Operated Joint Ventures” means the assets and operations of Zydeco and the pipelines of each of Mars and Bengal, in each case to the extent such assets were operated by SPLC.

“Operating Permit” means any consent, license, permit or approval (other than Environmental Permits and Right-of-Way Consents) necessary to allow an Operated Joint Venture to be operated in substantially the same manner as such Operated Joint Venture was operated immediately prior to the Closing Date and as described in the Registration Statement.

“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of the Closing Date, as the same may be amended from time to time.

“Partnership Change of Control” means SPLC or its Affiliates cease to control, directly or indirectly, the General Partner. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the general partner of the Partnership, whether through ownership of voting securities, by contract, or otherwise.

“Partnership Group” is defined in the Partnership Agreement.

“Party” means a signatory to this Agreement, and “Parties” means all of the signatories to this Agreement.

“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Registration Statement” means the Registration Statement on Form S-1 filed by the Partnership with the United States Securities and Exchange Commission (Registration No. 333-196850), as amended.

“Reimbursable Expenses” is defined in Section 3.3(a).

“Representatives” is defined in Section 5.1(a).

“Retained Assets” means all assets owned by any of the SPLC Entities as of the Closing Date that were not directly or indirectly conveyed, contributed or otherwise transferred to the Partnership Group pursuant to the Contribution Agreement or the other documents referenced in the Contribution Agreement.

“Retained Assets Deductible” is defined in Section 2.5(d).

“Right-of-Way Consents” means any title, right-of-way, consents, licenses, permits or approvals (other than Environmental Permits) necessary to allow any pipeline included in the Joint Venture Entities to cross the roads, waterways, railroads and other areas upon which any such pipeline is located as of the Closing Date, in each case, where such failure renders the Partnership Group liable to a third party or unable to use or operate such assets in substantially the same manner as such asset was operated immediately prior to the Closing Date and as described in the Registration Statement.

“Right-of-Way and Permits Deductible” is defined in Section 2.5(c).

“Shell License” is defined in Section 4.1.

“Shell Marks” is defined in Section 4.1.

“SPLC Entities” means SPLC and each of its Affiliates, other than the General Partner and the Group Members.

“Subsidiary” is defined in the Partnership Agreement.

“Tax Matters Deductible” is defined in Section 2.5(f).

“United States Area” means the United States of America and the District of Columbia but excludes Puerto Rico, the U.S. Virgin Islands, Guam and other U.S. territories and possessions.

“Voluntary Cleanup Program” means a program of the United States or a state of the United States enacted pursuant to an Environmental Law that provides for a mechanism for the written approval of, or authorization to conduct, voluntary investigatory and remedial action for the clean-up, removal or remediation of Hazardous Substances that exceed actionable levels established pursuant to Environmental Law.

“Zydeco” means Zydeco Pipeline Company LLC, a Delaware limited liability company.

1.1 Rules of Construction. Unless expressly provided for elsewhere in this Agreement, this Agreement shall be interpreted in accordance with the following provisions:

(a) If a word or phrase is defined, its other grammatical forms have a corresponding meaning.

(b) The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

(c) A reference to any Party to this Agreement or another agreement or document includes the Party’s successors and assigns.

(d) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, subsection and schedule references are to this Agreement unless otherwise specified.

(e) The words “including,” “include,” “includes” and all variations thereof shall mean “including without limitation.”

(f) The word “or” shall have the inclusive meaning represented by the phrase “and/or.”

(g) The words “shall” and “will” have equal force and effect.

(h) The schedules identified in this Agreement are incorporated herein by reference and made a part of this Agreement.

(i) References to “$” or to “dollars” shall mean the lawful currency of the United States of America.

ARTICLE 2

Indemnification

2.1 Environmental Indemnification.

(a) Subject to Section 2.5, SPLC shall indemnify, defend and hold harmless each Group Member from and against any Losses suffered or incurred by or asserted against any Group Member, directly or indirectly, including as a result of any claim by a third party, by reason of or arising out of:

(i) any violation of or any non-compliance with or liability under Environmental Laws resulting or arising from the ownership of its interests in the Joint Venture Entities prior to the Closing Date;

(ii) any environmental remediation or corrective action that is required by Environmental Law, to the extent resulting or arising from releases occurring during the ownership or operation of the Joint Venture Entities by SPLC prior to the Closing Date (including the presence of Hazardous Substances on, under, about or migrating to or from the Joint Venture Entities or the disposal or release of Hazardous Substances generated by operation of the Joint Venture Entities by SPLC at non-Joint Venture Entity locations) including (A) the cost and expense of any investigation, assessment, evaluation, monitoring, containment, cleanup, repair, restoration, remediation, risk-based closure activities, or other corrective action required under Environmental Laws and (B) the cost and expense of the preparation and implementation of any closure, remedial, corrective action, or other plans required under Environmental Laws as in effect prior to the Closing Date; and

(iii) any environmental matter set forth on Schedule A.

provided, however, that with respect to any violation or non-compliance included under Section 2.1(a)(i) or any environmental remediation or corrective action included under Section 2.1(a)(ii), SPLC will be obligated to indemnify such Group Member solely to the extent that (x) such violation or need for environmental remediation or corrective action occurred or existed before the Closing Date under Environmental Laws as in effect on or prior to the Closing Date, (y) the violation, remediation or corrective action was not identified in a voluntary audit or investigation undertaken outside the ordinary course of business by any Group Member or any person acting at the request or on behalf of any Group Member and (z) SPLC receives the written notice specified in Section 2.4(a) relating to such violation or need for environmental remediation or corrective action prior to the third anniversary of the Closing Date; provided, further, that for purposes of determining the amount of any Loss described in this Section 2.1(a) suffered or incurred by the Partnership Group, the Partnership’s ownership of only 43.0% of Zydeco, 28.6% of Mars, 49.0% of Bengal and 1.612% of Colonial shall be taken into account such that any Loss described in this Section 2.1(a) suffered or incurred by the Partnership Group or any Group Member would equal 43.0%, 28.6%, 49.0% or 1.612% of the total such Losses of Zydeco, Mars, Bengal or Colonial, as the case may be. Losses subject to indemnification in this Section 2.1(a) are referred to collectively as “Covered Environmental Losses.”

(b) Except for Covered Environmental Losses (exceeding the Environmental Deductible, where applicable), the Partnership shall indemnify, defend and hold harmless SPLC from and against any Losses suffered or incurred by any of the SPLC Entities, directly or indirectly, including as a result of any claim by a third party, by reason of or arising out of any of the following:

(i) any violation of or non-compliance with Environmental Laws resulting or arising from the ownership or operation of the Joint Venture Entities by the Partnership Group on or after the Closing Date; and

(ii) any environmental event, condition or matter associated with or arising from the ownership or operation of the Joint Venture Entities by the Partnership Group (including the presence of Hazardous Substances on, under, about or migrating to or from the Joint Venture Entities or the disposal or the release of Hazardous Substances generated by operation of the Joint Venture Entities at non-Joint Venture Entity locations) on or after the Closing Date;

provided, however, that in no event shall the Partnership indemnify, defend or hold harmless SPLC from and against any Covered Environmental Losses relating to, arising from or attributable to any interest in Zydeco, Mars, Bengal or Colonial other than the interest that SPLC owns in each such entity.

2.2 Right-of-Way and Permits Indemnification. Subject to Section 2.5, SPLC shall indemnify, defend and hold harmless each Group Member from and against any Losses suffered or incurred by such Group Member, directly or indirectly, including as a result of any claim by a third party, by reason of or arising out of: (a) the failure of any Operated Joint Venture to have any Right-of-Way Consents; (b) the failure of any Operated Joint Venture to have any Operating Permits; (c) the cost of curing any condition set forth in Section 2.2(a) or Section 2.2(b) that does not allow any Operated Joint Venture Entity to be operated in substantially the same manner that the Operated Joint Venture Entity was operated immediately prior to the Closing Date, in each case to the extent that SPLC receives the written notification specified in Section 2.4(a) relating to such condition prior to the first anniversary of the Closing Date; provided, however, that for purposes of determining the amount of any Loss described in this Section 2.2 suffered or incurred by the Partnership Group, the Partnership’s ownership of only 43.0% of Zydeco, 28.6% of Mars and 49.0% of Bengal shall be taken into account such that any Loss described in this Section 2.2 suffered or incurred by the Partnership Group or any Group Member would equal 43.0%, 28.6% or 49.0% of the total such Losses of Zydeco, Mars or Bengal, as the case may be. Losses subject to indemnification in this Section 2.2 are referred to collectively as “Covered Right-of-Way and Permits Losses.”

2.3 Additional Indemnification.

(a) Subject to Section 2.5, SPLC shall indemnify, defend and hold harmless each Group Member from and against any Losses suffered or incurred by such Group Member, directly or indirectly, including as a result of any claim by a third party, by reason of or arising out of:

(i) the consummation of the transactions contemplated by the Contribution Agreement;

(ii) events and conditions associated with the Retained Assets occurring before, on or after the Closing Date, to the extent that SPLC receives the written notification specified in Section 2.4(a) relating to such events and conditions prior to the third anniversary of the Closing Date;

(iii) any currently pending or threatened legal actions attributable to the ownership or operation by SPLC of, or otherwise involving or relating to, the Joint Venture Entities prior to the Closing Date (but excluding rate adjustments as a result of any such legal actions), including but not limited to those legal actions pending as of the Closing Date and identified on Schedule B, to the extent that SPLC receives the written notification specified in Section 2.4(a) relating to such actions prior to the first anniversary of the Closing Date;

(iv) all federal, state and local tax liabilities attributable to the ownership or the operation of the Joint Venture Entities by SPLC prior to the Closing Date, and any such tax liabilities that may result from the formation of the Partnership Group and the General Partner or from the consummation of the transactions contemplated by the Contribution Agreement, to the extent that SPLC receives the written notification specified in Section 2.4(a) relating to such liabilities prior to the date that is 60 days after the expiration of the statute of limitations applicable to such liabilities; and

(v) the failure of SPLC to obtain, as of the Closing Date, title or any consent or approval necessary for the conveyance to the applicable Group Member of interests in the Joint Venture Entities as contemplated by the Contribution Agreement, to the extent that SPLC is notified in writing of such Losses prior to the first anniversary of the Closing Date;

provided, however, that for purposes of determining the amount of any Loss described in this Section 2.3(a) suffered or incurred by the Partnership Group, the Partnership’s ownership of only 43.0% of Zydeco, 28.6% of Mars, 49.0% of Bengal and 1.612% of Colonial shall be taken into account such that any Loss described in this Section 2.3(a) suffered or incurred by the Partnership Group or any Group Member would equal 43.0%, 28.6%, 49.0% or 1.612% of the total such Losses of Zydeco, Mars, Bengal or Colonial, as the case may be.

(b) Subject to the provisions of Section 2.1(a)(ii), the Partnership shall indemnify, defend, and hold harmless SPLC from and against any Losses suffered or incurred by any of the SPLC Entities, directly or indirectly, including as a result of any claim by a third party, by reason of or arising out of events and conditions to the extent associated with the ownership or operation of the Joint Venture Entities and occurring after the Closing Date, except to the extent that any Group Member is entitled to indemnification hereunder or unless such indemnification would not be permitted under the Partnership Agreement; provided, however, that in no event shall the Partnership indemnify, defend or hold harmless SPLC from and against any Losses under this Section 2.3(b) relating to, arising from or attributable to any interest in Zydeco, Mars, Bengal or Colonial other than the interest that SPLC owns in each such entity.

2.4 Indemnification Procedures.

(a) The Indemnified Person agrees that within a reasonable period of time after it becomes aware of facts giving rise to a claim for indemnification under this Article 2, it will provide notice thereof in writing to the Indemnifying Party, specifying the nature of and specific basis for such claim.

(b) The Indemnifying Party shall have the right to control all aspects of the defense of (and any counterclaims with respect to) any claims brought against the Indemnified Person that are covered by the indemnification under this Article 2, including the selection of counsel, determination of whether to appeal any decision of any court and the settling of any such claim or any matter or any issues relating thereto; provided, however, that no such settlement for only the payment of money shall be entered into without the consent of the Indemnified Person, which consent shall not be unreasonably withheld, conditioned or delayed, unless it includes a full release of the Indemnified Person from such claim; provided further, that no such settlement containing any form of injunctive or similar relief shall be entered into without the prior written consent of the Indemnified Person, which consent shall not be unreasonably delayed or withheld.

(c) The Indemnified Person agrees to cooperate in good faith and in a commercially reasonable manner with the Indemnifying Party, with respect to all aspects of the defense of and pursuit of any counterclaims with respect to any claims covered by the indemnification under this Article 2, including the prompt furnishing to the Indemnifying Party of any correspondence or other notice relating thereto that the Indemnified Person may receive, permitting the name of the Indemnified Person to be utilized in connection with such defense and counterclaims, the making available to the Indemnifying Party of any files, records or other information of the Indemnified Person that the Indemnifying Party considers relevant to such defense and counterclaims, the making available to the Indemnifying Party of any employees of the Indemnified Person and the granting to the Indemnifying Party of reasonable access rights to the properties and facilities of the Indemnified Person; provided, however, that in connection therewith the Indemnifying Party agrees to use reasonable efforts to minimize the impact thereof on the operations of the Indemnified Person and further agrees to maintain the confidentiality of all files, records, and other information furnished by the Indemnified Person pursuant to this Section 2.4. The obligation of the Indemnified Person to cooperate with the Indemnifying Party as set forth in the immediately preceding sentence shall not be construed as imposing upon the Indemnified Person an obligation to hire and pay for counsel in connection with the defense of and pursuit of any counterclaims with respect to any claims covered by the indemnification set forth in this Article 2; provided, however, that the Indemnified Person may, at its own option, cost and expense, hire and pay for counsel in connection with any such defense and counterclaims. The Indemnifying Party agrees to keep any such counsel hired by the Indemnified Person informed as to the status of any such defense or counterclaim, but the Indemnifying Party shall have the right to retain sole control over such defense and counterclaims so long as the Indemnified Person is still seeking indemnification hereunder.

(d) In determining the amount of any loss, cost, damage or expense for which the Indemnified Person is entitled to indemnification under this Agreement, the gross amount of the indemnification will be reduced by (i) any insurance proceeds realized by the Indemnified Person from third party insurers, and such correlative insurance benefit shall be net of any expenses related to the receipt of such proceeds, including any premium adjustments that become due and payable by the Indemnified Person as a result of such claim, and (ii) all amounts recovered by the Indemnified Person under contractual indemnities from third Persons.

2.5 Limitations Regarding Indemnification.

(a) The aggregate liability of SPLC under Section 2.1(a)(i), Section 2.1(a)(ii), Section 2.2, Section 2.3(a)(iii) and Section 2.3(a)(v) shall not exceed $15,000,000.

(b) With respect to Covered Environmental Losses under Section 2.1(a)(i), 2.1(a)(ii) and Section 2.1(a)(iii), SPLC shall not be obligated to indemnify, defend or hold harmless any Group Member until such time as the aggregate amount of Losses incurred by the Partnership Group for such Covered Environmental Losses exceeds $500,000 (the “Environmental Deductible”), at which time SPLC shall be obligated to indemnify the Partnership Group for the excess of such Covered Environmental Losses over the Environmental Deductible.

(c) With respect to Covered Right-of-Way and Permits Losses, SPLC shall not be obligated to indemnify, defend and hold harmless any Group Member until such time as the aggregate amount of Covered Right-of-Way and Permits Losses exceeds $500,000 (the “Right-of-Way and Permits Deductible”), at which time SPLC shall be obligated to indemnify the Partnership Group for the excess of such Losses over the Right-of-Way and Permits Deductible.

(d) With respect to Losses covered under Section 2.3(a)(ii), SPLC shall not be obligated to indemnify, defend and hold harmless any Group Member until such time as the aggregate amount of such Losses exceeds $500,000 (the “Retained Assets Deductible”), at which time SPLC shall be obligated to indemnify the Partnership Group for the excess of such Losses over the Retained Assets Deductible.

(e) With respect to Losses covered under Section 2.3(a)(iii), SPLC shall not be obligated to indemnify, defend and hold harmless any Group Member until such time as the aggregate amount of such Losses exceeds $500,000 (the “Litigation Matters Deductible”), at which time SPLC shall be obligated to indemnify the Partnership Group for the excess of such Losses over the Litigation Matters Deductible.

(f) With respect to Losses covered under Section 2.3(a)(iv), SPLC shall not be obligated to indemnify, defend and hold harmless any Group Member until such time as the aggregate amount of such Losses exceeds $500,000 (the “Tax Matters Deductible”), at which time SPLC shall be obligated to indemnify the Partnership Group for the excess of such Losses over the Tax Matters Deductible.

(g) For the avoidance of doubt, there is no deductible with respect to the indemnification owed by any Indemnifying Party under any portion of this Article 2 other than that described in Sections 2.5(b) through 2.5(f) and no monetary cap on the amount of indemnity coverage provided by any Indemnifying Party under this Article 2 other than that that described in Section 2.5(a).

(h) NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, IN NO EVENT SHALL ANY PARTY’S INDEMNIFICATION OBLIGATION HEREUNDER COVER OR INCLUDE CONSEQUENTIAL, INDIRECT, INCIDENTAL, PUNITIVE, EXEMPLARY, SPECIAL OR SIMILAR DAMAGES OR LOST PROFITS (INCLUDING ANY DIMINUTION IN VALUE OF ANY PARTY’S RESPECTIVE INVESTMENT IN THE PARTNERSHIP OR ANY JOINT VENTURE ENTITY) SUFFERED, DIRECTLY OR INDIRECTLY, BY ANY OTHER PERSON ENTITLED TO INDEMNIFICATION UNDER THIS AGREEMENT, EXCEPT AS A REIMBURSEMENT FOR ANY SUCH DAMAGES AS ARE PAID TO A GOVERNMENTAL ENTITY OR OTHER UNAFFILIATED THIRD PARTY, WHETHER OR NOT THE INDEMNIFYING PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

(i) THE FOREGOING INDEMNITIES ARE INTENDED TO BE ENFORCEABLE AGAINST THE PARTIES IN ACCORDANCE WITH THE EXPRESS TERMS AND SCOPE THEREOF NOTWITHSTANDING ANY EXPRESS NEGLIGENCE RULE OR ANY SIMILAR DIRECTIVE THAT WOULD PROHIBIT OR OTHERWISE LIMIT INDEMNITIES BECAUSE OF THE SOLE, CONCURRENT, ACTIVE OR PASSIVE NEGLIGENCE, STRICT LIABILITY OR FAULT OF ANY OF THE INDEMNIFIED PERSONS.

ARTICLE 3

General and Administrative Services

3.1 General. SPLC agrees to provide, and agrees to cause its Affiliates to provide, to the Partnership Group, for the Partnership Group’s benefit, the centralized general and administrative services that SPLC and its Affiliates have traditionally provided in connection with the ownership and operation of the Joint Venture Entities, which consist of the services set forth on Schedule C (the “General and Administrative Services”). In performing the General and Administrative Services, SPLC and its Affiliates shall be entitled to contract with third parties on behalf of and as agent for (but without fiduciary liability to) any Group Member. SPLC agrees to, or cause its Affiliates to, provide the Partnership Group with the General and Administrative Services in a manner at or above industry standards (as determined by SPLC).

3.2 Administrative Fee.

(a) As consideration for the General and Administrative Services, the Partnership will pay SPLC a fee (the “Administrative Fee”) of $8.5 million per year, payable in equal monthly installments as provided in Section 3.4. The Administrative Fee for the 2014 fiscal year will be prorated based on the number of days from the Closing Date to December 31, 2014.

(b) The Parties acknowledge and agree that the Administrative Fee may change each calendar year, as determined by the General Partner in good faith, to accurately reflect the degree and extent of the General and Administrative Services provided to the Partnership Group and may be adjusted to reflect, among other things, the contribution, acquisition or disposition of assets to or by the Partnership Group or to reflect any change in the cost of providing General and Administrative Services to the Partnership Group due to inflation and to changes in any law, rule or regulation applicable to the SPLC Entities or the Partnership Group, including any interpretation of such laws, rules or regulations.

(c) From time to time, but not more frequently that once during any calendar year:

(i) the General Partner will have the right to submit to SPLC a proposal to reduce the amount of the Administrative Fee for the following twelve-month period or a portion thereof if the General Partner believes, in good faith, that the prospective value of the General and Administrative Services to be performed by SPLC and its Affiliates (other than the Partnership Group) for the benefit of the Partnership Group will be less than the Administrative Fee in effect as such time; and

(ii) SPLC may propose to increase the Administrative Fee for the following twelve-month period or a portion thereof if SPLC believes, in good faith, that the prospective cost of the General and Administrative Services to be performed by SPLC and its Affiliates (other than the Partnership Group) for the benefit of the Partnership Group (including costs incurred by reason of the Partnership’s acquisition or development of assets or changes in the complexity of the Partnership’s operations) will exceed the Administrative Fee in effect at such time.

If either Party submits such a proposal to the other Party, both Parties will negotiate in good faith to determine if the Administrative Fee should be changed and, if so, the amount of such change. If the Parties agree that the Administrative Fee should be changed, then the Administrative Fee shall be changed as of the first day of the month following such agreement.

3.3 Reimbursable Expenses.

(a) The Partnership shall reimburse the General Partner for all expenses and expenditures incurred by the General Partner on behalf of the Partnership, if any, including as a result of the Partnership becoming and continuing as a publicly traded entity, including costs associated with annual and quarterly reports, independent auditor fees, partnership governance and compliance, registrar and transfer agent fees, tax return and Schedule K-1 preparation and distribution, legal fees and independent director compensation, incurred by SPLC and its Affiliates (other than the Partnership Group) on behalf of the Partnership Group, to the extent such services are not included in the General and Administrative Services (“Reimbursable Expenses”).

(b) Such reimbursements shall be made in accordance with Section 3.4. For the avoidance of doubt, Reimbursable Expenses shall be paid by the Partnership in addition to, and not as a part of or included in, the Administrative Fee.

3.4 Invoicing and Payment. On or before the tenth Business Day after each calendar month during which this Agreement is in effect, SPLC shall submit an invoice (either in paper format or in such electronic format as is reasonably requested by SPLC) to the Partnership for the Administrative Fee installment due with respect to such month, as well as any Reimbursable Expenses incurred through the end of such month and not previously paid by the Partnership. The Partnership shall, within ten calendar days of receipt, pay such invoice, except for any Reimbursable Expenses therein being disputed in good faith by the Partnership. Any amounts that the Partnership has disputed in good faith and that are later determined by any court or other competent authority having jurisdiction, or by agreement of the Parties, to be owing from the Partnership shall be paid in full within ten calendar days of such determination, together with interest thereon at the Interest Rate, from the date due under the original invoice until the date of payment.

ARTICLE 4

Licenses of Marks

4.1 Grant of Shell License. Shell hereby grants to the Partnership and to each entity comprising a part of the Partnership Group, subject to third party rights and to the terms and conditions herein, a royalty-free, non-exclusive license in the United States Area to use the trade name “SHELL” or “Shell” as part of its company name and to use the trade name “SHELL” or “Shell” and the Shell “Pecten” design as part of its company identification, in each case to indicate such company’s affiliation with the Shell brand on stationery, business cards, business forms, company publications and press releases, company marketing materials (including promotional merchandise), company public filings with the United States Securities and Exchange Commission and other regulatory authorities, and company websites or social media presences, subject to Shell’s prior written approval as to the form and manner of such identifications, which approval shall not be unreasonably withheld by Shell. The trade name “SHELL” or “Shell” and the Shell “Pecten” design are collectively referred to herein as the “Shell Marks.”

4.2 Ownership and Quality of Shell Marks. The Partnership, on behalf of itself and the other Group Members, agrees that ownership of the Shell Marks and the goodwill relating thereto shall remain vested in Shell and its affiliates, during the term of the Shell License and thereafter. The Partnership agrees, and agrees to cause the other Group Members, never to challenge, contest or question the validity of Shell’s or the applicable Shell affiliate’s ownership of the Shell Marks or any registration thereof by Shell or the applicable Shell affiliate. In connection with the use of the Shell Marks, the Partnership and any other Group Member shall not in any manner represent that they have any ownership in the Shell Marks or registration thereof. The Partnership, on behalf of itself and the other Group Members, acknowledges that the use of the Shell Marks by the Partnership or the other Group Members shall not create any right, title or interest in or to the Shell Marks, and all use of the Shell Marks by the Partnership or any other Group Member shall inure to the benefit of Shell or the applicable Shell affiliate. The Partnership agrees, and agrees to cause the other Group Members, to use the Shell Marks, if at all, in accordance with such quality standards established by Shell or any of its affiliates (excluding the Partnership Group) and communicated to the Partnership Group from time to time. The Parties agree that the products and services offered by the Partnership as of the Closing Date are of a quality that is acceptable to Shell. If Shell or the applicable Shell affiliate elects to modify or change the quality standards or format of the Shell Marks, then the Partnership shall modify or change, and shall cause the other Group Members or licensees hereunder to change, the format of the Shell Marks within six months of prior written notice from SPLC of such modification or change in the quality standards or format of the Shell Marks.

4.3 In the event that the Partnership or any of the other Group Members or licensees hereunder (the “Mark Licensees”) is in material breach of this Article 4, Shell shall transmit written notice of such material breach to the Partnership, and the relevant Mark Licensee shall have 60 days to cure such material breach. If the Mark Licensee cures such material breach, then the license to such Mark Licensee shall continue to in force and effect. If the Mark Licensee fails to cure such material breach within such sixty 60-day period, then Shell shall have the right to terminate the license grant to such Mark Licensee, however, the license to the remaining Mark Licensees shall continue in force and effect.

4.4 Termination. The Shell License shall terminate automatically upon a Partnership Change of Control.

ARTICLE 5

Miscellaneous

5.1 Confidentiality.

(a) From and after the Closing Date, each of the Parties shall hold, and shall cause their respective Subsidiaries and Affiliates and its and their directors, officers, employees, agents, consultants, advisors, and other representatives (collectively, “Representatives”) to hold all Confidential Information disclosed to a Party hereunder in strict confidence, with at least the same degree of care that applies to such Party’s confidential and proprietary information and shall not use such Confidential Information and shall not release or disclose such Confidential Information to any other Person, except its Representatives or except as required by applicable law. Each Party shall be responsible for any breach of this section by any of its Representatives.

(b) If a Party receives a subpoena or other demand for disclosure of Confidential Information received from any other Party or must disclose to a Governmental Authority any Confidential Information received from such other Party in order to obtain or maintain any required governmental approval, the receiving Party shall, to the extent legally permissible, provide notice to the providing Party before disclosing such Confidential Information. Upon receipt of such notice, the providing Party shall promptly either seek an appropriate protective order, waive the receiving Party’s confidentiality obligations hereunder to the extent necessary to permit the receiving Party to respond to the demand, or otherwise fully satisfy the subpoena or demand or the requirements of the applicable Governmental Authority. If the receiving Party is legally compelled to disclose such Confidential Information or if the providing Party does not promptly respond as contemplated by this Section 5.1, the receiving Party may disclose that portion of Confidential Information covered by the notice or demand.

(c) Each Party acknowledges that the disclosing Party would not have an adequate remedy at law for the breach by the receiving Party of any one or more of the covenants contained in this Section 5.1 and agrees that, in the event of such breach, the disclosing Party may, in addition to the other remedies that may be available to it, apply to a court for an injunction to prevent breaches of this Section 5.1 and to enforce specifically the terms and provisions of this Section 5.1. Notwithstanding any other Section hereof, to the extent permitted by applicable law, the provisions of this Section 5.1 shall survive the termination of this Agreement.

5.2 Choice of Law; Arbitration; Submission to Jurisdiction.

(a) This Agreement shall be subject to and governed by the laws of the State of Texas, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state.

(b) The Parties agree that any dispute, controversy, or claim arising out of or relating to this Agreement shall be settled by submission to binding arbitration in Houston, Texas, such arbitration to be conducted as follows: If the Parties cannot resolve any such dispute, controversy, or claim, then no earlier than 10 days following written notice to the other Parties, any Party may initiate binding arbitration by giving a notice of intent to arbitrate to the other Parties to such dispute, controversy, or claim. SPLC, on behalf of the affected SPLC Entities, and the General Partner, on behalf of the affected Group Members, will each select a single arbitrator within 15 days of the delivery of the notice of intent to arbitrate by any Party. The arbitrators must be attorneys familiar by training and experience with midstream operations, master limited partnerships and Texas law or otherwise specialized or skilled so as to be fit for the nature of the dispute. The two selected arbitrators shall select a third arbitrator who will serve as the chairman. In addition, the arbitrators must be impartial and independent of the parties to such dispute, controversy, or claim. If a Party is unable or unwilling to select an arbitrator within 15 days of the notice of intent to arbitrate, then the single selected arbitrator shall select the third arbitrator and those two arbitrators shall select the other Party’s arbitrator. The arbitration proceeding shall be governed by Texas law and shall be informal and expeditious and conducted in such manner as to result in a good faith resolution as soon as reasonably possible under the circumstances. A hearing, if one is desired by the arbitrators, shall be held in Houston, Texas, no later than 15 days after selection of all of the arbitrators. The arbitrators shall set the schedule and requirements for any further proceedings and move the arbitration to completion as soon as reasonably practicable. It is the intent of the Parties, subject to any agreement or ruling to the contrary, that they may present such evidence and witnesses as they may choose, with or without counsel. Adherence to formal rules of evidence shall not be required, but the arbitrators shall consider any evidence and testimony that they determine to be relevant, in accordance with procedures that they determine to be appropriate. Any award entered in the arbitration shall be made by a written opinion stating the reasons and basis for the award made and any payment due pursuant to the arbitration shall be made within 15 days of the arbitrators’ decision. The final decision of the arbitrators shall be binding on the Parties. Each Party shall bear its own costs and expenses of the arbitration; provided, however, that the costs of employing arbitrators shall be borne equally by each side.

(c) Any Party may bring any action or proceeding to enforce the final decision of the arbitrators exclusively in any federal or state courts located in Texas and each Party (i) irrevocably submits to the exclusive jurisdiction of such courts, (ii) waives any objection to laying venue in any such action or proceeding in such courts, (iii) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over it and (iv) agrees that, to the fullest extent permitted by law, service of process upon it may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address specified in Section 5.3. The foregoing consents to jurisdiction and service of process shall not constitute general consents to service of process in the State of Texas for any purpose except as provided herein and shall not be deemed to confer rights on any Person other than the Parties.

5.3 Notice. All notices, requests, demands, and other communications hereunder will be in writing and will be deemed to have been duly given: (a) if by transmission by facsimile or hand delivery, when delivered; (b) if mailed via the official governmental mail system, five business days after mailing, provided said notice is sent first class, postage pre-paid, via certified or registered mail, with a return receipt requested; (c) if mailed by an internationally-recognized overnight express mail service such as FedEx, UPS, or DHL Worldwide, one Business Day after deposit therewith is prepaid; or (d) if by e-mail, one business day after delivery with receipt is confirmed. All notices will be addressed to the Parties at the respective addresses as follows.

If to SPLC:

Shell Pipeline Company LP

One Shell Plaza

910 Louisiana Street

Houston, Texas 77002

Attn: Assistant General Counsel–Downstream Americas

Facsimile: (713) 241-6161

If to any Group Member:

Shell Midstream Partners, L.P.

c/o Shell Midstream Partners GP LLC, its general partner

One Shell Plaza

910 Louisiana Street

Houston, Texas 77002

Attn: General Counsel

Facsimile: (713) 241-6161

5.4 Entire Agreement. This Agreement constitutes the entire agreement of the Parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein.

5.5 Termination of Agreement. This Agreement, other than the provisions set forth in Article 2 and Article 5 hereof, may be terminated (a) by the written agreement of all of the Parties or (b) by the General Partner or the Partnership immediately upon a Partnership Change of Control by written notice given to the other Parties to this Agreement. For the avoidance of doubt, the Parties’ indemnification obligations arising prior to the termination of this Agreement under Article 2 shall, to the fullest extent permitted by law, survive such termination in accordance with their respective terms.

5.6 Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of all the Parties. Each such instrument shall be reduced to writing and shall be designated on its face an “Amendment” or an “Addendum” to this Agreement.

5.7 Assignment. No Party shall have the right to assign its rights or obligations under this Agreement without the consent of the other Parties.

5.8 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signatory parties had signed the same document and shall be construed together and shall constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission or in portable document format (.pdf) shall be effective as delivery of a manually executed counterpart hereof.

5.9 Severability. If any provision of this Agreement shall be held invalid or unenforceable by a court or regulatory body of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect.

5.10 Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each signatory party hereto agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.

5.11 Rights of Limited Partners. The provisions of this Agreement are enforceable solely by the Parties to this Agreement, and no Limited Partner or other interest holder of the Partnership shall have the right, separate and apart from the Partnership, to enforce any provision of this Agreement or to compel any Party to this Agreement to comply with the terms of this Agreement.

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IN WITNESS WHEREOF, the Parties have executed this Agreement on, and effective as of, the Closing Date.

SHELL PIPELINE COMPANY LP
By:	Shell Pipeline GP LLC, its general partner

By:	/s/ Kevin M. Nichols
Name: Kevin M. Nichols
Title: Vice President

SHELL MIDSTREAM PARTNERS, L.P.

By:	Shell Midstream Partners GP LLC, its general partner

	By:	/s/ Margaret C. Montana
Name: Margaret C. Montana
Title: Chief Executive Officer and President

SHELL MIDSTREAM PARTNERS GP LLC

By:	/s/ Margaret C. Montana
Name: Margaret C. Montana
Title: Chief Executive Officer and President

SHELL MIDSTREAM OPERATING LLC

By:	/s/ Margaret C. Montana
Name: Margaret C. Montana
Title: Chief Executive Officer and President

SHELL OIL COMPANY

By:	/s/ Craig M. Lundell
Name: Craig M. Lundell
Title: Vice President Intellectual Property